Exhibit 23

             Consent of Independent Certified Public Accountants

 We have issued our report dated September 29, 2003, except for Note P, as to which the date is October 1, 2004, accompanying the consolidated financial statements included in the restatement of the Annual Report of VPGI Corp. on Form 10-K/A for the year ended June 30, 2003. We hereby consent to the incorporation by reference of said report in the following Registration Statements of VPGI Corp.:

 Form S-3 (File No. 333-97809 effective August 13, 2002); Form S-3 (File No. 333-68326 effective August 13, 2002); Form S-3 (File No. 333-62680 effective July 13, 2001);
 Form S-3 (File No. 333-47692 effective October 25, 2000); Form S-8 (File No. 333-39358 effective June 15, 2000);
 Form S-3 (File No. 333-31952 effective March 21, 2000); Form S-2 (File No. 333-06447 effective September 30, 1996).


 /s/  CF & Co., L.L.P.


 CF & Co., L.L.P.

 Dallas, Texas
 September 29, 2003, except for Note P,
 as to which the date is October 1, 2004